Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated November 7, 2013, with respect to the combined abbreviated financial statements of the Semiconductor Laser Business of Oclaro, Inc., which comprise the combined statement of assets to be acquired and liabilities to be assumed as of June 29, 2013, and the combined statement of revenues and direct expenses for the year ended June 29, 2013, included in the Current Report of II-VI Incorporated on Form 8-K. We hereby consent to the incorporation by reference of said report in the Registration Statements of II-VI Incorporated on Forms S-8 (File Nos. 033-63739, 333-12737, 333-67121, 333-129675, 333-164827, and 333-184805).

/s/ GRANT THORNTON LLP

San Francisco, California
November 20, 2013